Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
GTECH Holdings Corporation and subsidiaries
Dollars in thousands


                                                                        Fiscal Year Ended
                                             ---------------------------------------------------------------------
                                             February 23,   February 24,  February 26,   February 27,  February 28,
                                                2002          2001           2000          1999          1998
                                             -----------    -----------   -----------    -----------   -----------

Income before income taxes                       122,236         70,735       155,977       150,954        44,613
Add:
     Interest on indebtedness                     22,876         27,165        29,032        27,405        30,311
     Equity income (loss) net of distributions       185          1,343          (376)       (3,117)       (8,632)
     Minority losses                                 160          2,039         4,528           484             -
     Portion of rents representative of the        6,444          7,160         7,160         7,160         7,160
     interest factor Amortization of               1,699          1,927         2,210         1,985         1,586
     capitalized interest                    -----------    -----------   -----------    ----------    -----------
        Earnings                                 153,600        110,369       198,531       184,871        75,038
                                             ===========    ===========   ===========    ==========    ===========


Interest on indebtedness                          22,876         27,165        29,032        27,405        30,311
Portion of rents representative of the
  interest factor                                  6,444          7,160         7,160         7,160         7,160
Capitalized interest                               1,250          1,077             -         1,983         4,348
                                             -----------    -----------   -----------    ----------    -----------
        Fixed charges                             30,570         35,402        36,192        36,548        41,819
                                             ===========    ===========   ===========    ==========    ===========

        Ratio of earnings to fixed charges          5.02           3.12          5.49          5.06          1.79
                                             ===========    ===========   ===========    ==========    ===========
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